Merger and Acquisition Agreement
Contents

Article 2  The Parties of the Agreement

Pansoft (Jinan) Company, Ltd.  (Hereinafter referred to as Party A)

Legal Representative: Wang Hu  Chairman of the Board

Residential Address: Third Floor, The Building of Qilu Software Park, the High-tech Development Zone of Jinan City, Shandong, China

Xu Yanming           (Hereinafter referred to as Party B)
(Here is an excerpted translation)

Wang Huiling, Gong Yulan    (Hereinafter referred to as Party C)
(Here is an excerpted translation)

Article 3  Methods of M&A and Procedural Arrangements

1. Methods and Prices of the M&A

The M&A is divided into the following two integral parts:

1.1 Party A hereby agrees to purchase 100% Shares of the target company held by Party B and Party C at the cost of RMB 13,064,500 Yuan.

1.2 Party A shall make arrangements for Pansoft Company to issue to Party B pursuant to agreed terms restricted stocks with a total value of RMB 13 million Yuan （number of issued shares = 13 million Yuan ÷ stock price）

1.2.1 Stock Issuance Conditions

It is confirmed by all concerned parties that the above issuance of the stocks is conditional, that is, only when the agreed conditions are satisfied can the stocks be issued in accordance with the agreed terms;

 1.2.1.1 After the audit according to the U.S. GAAP standards, the 2010 annual sales revenue of the target company should exceed 110% of that of 2009；

1.2.1.2 In case the agreed conditions in 1.2.1.1 were not met, the parties may agree to postpone the issuance of the stocks for a year, that is, the 2011 annual sales revenue of the target company should exceed 110% of that of 2009 in accordance with the audit of the U.S. GAAP standards；

In case the above agreed conditions could not be satisfied, the issuance of the relevant stocks shall be cancelled, and the M&A hereafter will include only the contents prescribed in paragraph l.1 of this article.

Special Agreement：The above said annual sales revenue refers to what is confirmed by the clients of the target company.

1.2.2 The Nature of the Stocks
It is confirmed by all parties that the above said stocks issued to Party B are restricted stocks, that is, the rights of Party B to the stocks shall be subject to the restrictions of the following terms:

1.2.2.1 Should the conditions in 1.2.1.1 be satisfied, from the date of issuance, December 31, 2010, all the stocks issued to Party B shall be subject to a vesting period of three years and with 33% of the total issued shares exercisable in each year under Pansoft’s permit.

and，should Party B resign from the target company before December 31, 2011, Party A is entitled to recall without any consideration all the stocks issued to Party B; should it occur after December 31, 2011 but before December 31, 2012, Party A is entitled to recall without any consideration two thirds of the stocks issued to Party B; and should it happen after December 31, 2012 but before December 31, 2013, Party A is entitled to recall without any consideration one third of the stocks issued to Party B.

1.2.2.2 Should the conditions in 1.2.1.1 be satisfied, from the date of issuance, December 31, 2011, all the stocks issued to Party B shall be subject to a vesting period of three years and with 33% of the total issued shares exercisable in each year under Pansoft’s permit.

and，should Party B resign from the target company before December 31, 2012, Party A is entitled to recall without any payment all the stocks issued to Party B; Should such things occur after December 31, 2012 but before December 31, 2013, Party A is entitled to recall two thirds of the stocks; or should it occur after December 31, 2013 but before December 31, 2014, Party A is entitled to recall one third of the aforesaid stocks.

1.2.2.3 The sale of stocks under this section includes the unlimited private resale and open market sale, etc.; however, the sale of stocks by Party B shall abide by the requirements of the U.S. laws on the sale of stocks by shareholders; Party B shall bear all the taxes and fees concerning the sale of the stocks.

1.2.3 Stock Price

Should the conditions agreed upon in 1.2.2.1 be satisfied, the price of the issued stocks will be the middle price for a duration of 20 trading days of the listed stocks of Pansoft Company in the U.S. Nasdaq Stock Market before December 31, 2010;

Should the conditions agreed upon in 1.2.2.2 be satisfied, the price of the issued stocks will be the middle price for a duration of 20 trading days of the listed stocks of Pansoft Company in the U.S. Nasdaq Stock Market before December 31, 2011;

For the aforesaid price of the stocks issued at different conditions, it should be calculated according to the middle exchange rate between RMB and USD publicized by the People’s Bank of China on the base day (that is, on December 31, 2010 or December 31, 2011).

1.2.4 Consideration for the Issuance of the Stocks

1.2.4.1  Party B will take“Stocks in exchange for equal value of assets” as the consideration it shall pay to Pansoft for the stocks issued by Pansoft Company;

1.2.4.2 The aforesaid consideration shall be paid within 10 days after the resolution concerning the conditions of the issuance of the stocks to Party B is approved by the Board of Pansoft Company;

1.2.4.3 Should the issuance conditions agreed upon in 1.2.2 of this section in no way be satisfied and the relevant issuance of the stocks under this agreement be cancelled, the parties agree: Pansoft Company shall return the aforesaid “Stocks in exchange for equal value of assets” to Party B, and Party B shall transfer the assets to the target company on the same day.

1.2.4.4 The details of Stocks in exchange for equal value of assets are shown in the following table:

(Here is an excerpted translation)

1.2.5 Party B acknowledges that it is fully aware of and understands the agreement concerning the conditions, methods, quantity, consideration of the issuance of the stocks and the restrictions to the stock rights and possible consequences.

2. Procedural Arrangement: (Here is an excerpted translation)

Article 4  Valuation Basis for the M&A and Adjustment (Here is an excerpted translation)

Article 5  Delivery of the Equity of the Target Company and of Stocks in exchange for equal value of assets

Both Party B and Party C are obliged to assist Party A and Pansoft Company to finish the delivery of the equity of the target company and that of “Stocks in exchange for equal value of assets”, and hereby agree as follows:

1. Delivery of the equity of the target company refers to the delivery between Party A and Parties B and C concerning the transfer of the equity of the target company, the contents of which includes but not limited to the following items: signing an agreement on the transfer of the equity, the resolution of shareholders’ meeting,  relinquishment to preferred share rights, new articles of incorporation and all the forms, licenses, documents, data, certificates and other documents needed for the alteration of business registration for equity transfer; assigning specified persons or commission professional organizations to complete the business registration alteration work concerning the transfer of the equity and obtaining new business licenses for the target company;

2. The delivery of “Stocks in exchange for equal value of assets” refers to Party B’s delivery of such assets to Pansoft Company as the consideration for accepting the stocks from the Company, it includes but not limited to the following items: signing an agreement on the transfer of the assets, delivering documents and data with contents concerning such assets and material objects; completing consequent registration and filing formalities; assisting the transfer and registration of other licenses concerning such assets.

Article 6  Governing Structure of the Target Company After the Management Transfer

After the completion of the agreed equity settlement, Party A will become the sole shareholder of the target company, new arrangements should be made for the administration of the company, and the management power of the company should be transferred to new administration and governance teams within 10 days of the completion of the equity settlement. As the shareholders and actual controllers of the target company before the M&A, Party B and Party C are obliged to assist the transition of the management power to Party A. The main contents includes but not limited to the following:

1.  Handover Day of the Management of the Target Company. Seven days after the completion of the industrial and commercial registration of the equity transfer of the target company, the management handover of the target company shall be completed, that is, the management shall be transferred from the management teams of the former target company to the new management team designated by Party A.
2. Transfer of Governing Power. Up to the date of transfer, the powers concerning decision-making, management, personnel and other rights enjoyed by the former meeting of shareholders, executive director, supervisor and general manager are to be stopped. Resolutions, decisions, instructions and arrangements, etc., which have already been made but not implemented or not completed, after the participation of Party A, need the confirmation of the newly established or elected or appointed representatives of shareholders, executive director, supervisor , general manager and some other senior managers before the implementation or continued implementation.

3. Resignation of the directors, supervisors and senior managers. On the day of the management transfer of the target company, the former directors, supervisors and senior managers of the target company have submitted their letters of resignation, Party B and Party C guarantee that they will not make any claims against the target company.

4. Seal Transfer. On the day to transfer the management, Party A, together with Party B and Party C will check on the accounts and files of the target company so that dividing lines be made, and destroy the original seals with the presence of all parties, or hand them over to relevant industrial and commercial departments, at the same time the new seals will be applied, including all the business seals such as the company seal, contract seal, finance seal, etc.

5. Verification of the Business Licenses and Certificates of Government Permissions. On the day to transfer the management of the target company, all the licenses of the target company should be checked and handed over to the Company.

6. Verification of Bank Accounts and Deposits for Transfer. On the day to transfer the management, all the parties shall check on all the bank accounts and deposits of the target company and make records of the results.

7. Transfer of Major Clients and Major Business Contracts. Party B and Party C shall assist Party A to complete the transfer of client relations and the continued implementation of major business contracts, guarantee that the M&A will not affect major client relations and the implementation of major business contracts of the target company.

8. All the parties shall confirm that, before the completion of the transfer of the aforesaid management, Party B and Party C shall guarantee that:

8.1 Maintain the normal production and operation in the target company, and co-operate with the observer assigned by Party A;

8.2  The representatives of the shareholders, the executive director and the management team of the target company will make no resolutions, decisions, contracts, arrangements or plans that will do harm to the target company or go against the equity transfer or against Party A;

8.3  Should anything abnormal or anything against Party A happen in the target company, Party B and Party C shall inform Party A immediately in writing.

9. After completing the transfer of equity and management of the target company between Party A and Party B, Party C, Party A shall exercise its rights of stockholder pursuant to Chinese laws, and carry out management to the company according to the following principles:

9.1  The target company should be subject to all the regulations prescribed by the U.S. SEC, establish all risk control processes pursuant to the U.S. Sarbanes-Oxley Act, and under the guidance of the financial accountants of Party A, implement its financial management according to U.S. SEC requirements and corresponding accounting principles, and accept internal and external audits as well as the supervision from the audit committee.

9.2  Each year the target company should submit its annual work plan and corresponding quarterly budgets, upon the approval of the board of directors, they will be used as the basis for the performance control over the target company.

9.3  The target company should submit to Party A: weekly cash flow report, monthly and annual financial statements (balance sheet, income statement and cash flow statement), and quarterly and annual budgets statements;

9.4  Party A will establish its incentive mechanism for the management of the target company, and award the management team in accordance with the mechanism; and will award those with special contributions the options of Party A.

Article 7  Commitments and Guarantees of the Transferor

As the transferors of this M&A agreement, Party B and Party C make to Party A the following commitments and guarantees, and it is on the basis of these commitments and guarantees that Party A agrees to conduct the M&A under this agreement:

1. The target company was established in accordance with Chinese laws and regulations, besides obtaining its business licenses for the business qualifications from the industrial and commercial registration departments, it has also completed the effective tax registration, business code registration, etc., and passed the annual inspection;

2. Since the establishment of the company, all the alterations done have been legal and valid, and there are no uncertainties or matters not covered;

3.  Since its establishment, the target company has always been law-abiding, all the taxes are paid as required, there are no tax evasion, fraud or refusal, and there are no revocations of business licenses or forced closures;

4. Ever since the establishment of the target company, it has strictly followed the financial regulations and accounting standards promulgated by the government, its accounting records, certificates and statements, etc. all comply with the relevant business financial accounting standards and systems of the Chinese Government, they are all true, comprehensive and accurate, and the records comply with the assets, all bad debts and scrapped assets have been written off;

5. The investment to the target company and the acquisition of the equity comply strictly with Chinese laws and regulations, and capital verification has been conducted to prove its legality and validity, there are no failing in performing its duties and no controversies are left over;

6. Party B and Party C shall pay off all their accounts payable to the target company within 5 days after the reception of the transferred capital for the equity from Party A.

7. There are no established pledges or any other rights in lien to the transferred equity under this agreement, on which Party B and Party C enjoy complete ownership and the right to transfer;

8.  By the closing date for the valuation of the M&A, all assets of the target company have been provided in the assets schedules disclosed to Party A, which are owned by the target company and there are no disputes over its property rights.

9.  By the closing date for the valuation of the M&A, all liabilities have been provided in all the assets schedules disclosed to Party A. Should the target company be subject to any contingent liabilities, Party B and Party C shall be obliged to compensate Party A the losses as agreed upon in this agreement;

10. As they have agreed upon in this agreement, Party B and Party C will guarantee that from the closing date for the valuation of the M&A to the transfer of management of the target company, the target company does not and will not, without the consent of Party A, increase its liabilities, decrease its registered capital, transfer its assets at low costs, grant any assets, give up its interests or enlarge its liabilities without any consideration, share out dividends or bonus or conduct any other behavior that may go against the interests and arrangement of Party A.

11.  Party B and Party C guarantee that from the closing date for the valuation of the M&A to the transfer of management of the target company agreed upon in this agreement, the target company does not and will not, without the consent of Party A, sell its intellectual properties or proprietary technologies, transfer its electricity, water, emission and other allowances as well as various government permissions, sell its business, sales network, sales agreement, etc.; and guarantee that it will take all necessary measures to protect all the business secrets and economic information that it owns;

12.  Party B and Party C guarantee that from the closing date for the valuation of the merger to the transfer of management of the target company agreed upon in this agreement, the target company does not and will not sign maliciously any contracts or agreements that will do harm to Party A or bring loss to the interests of the target company;

13.  Party B and Party C guarantee that from the closing date for the valuation of the M&A to the transfer of management of the target company agreed upon in this agreement, the target company does not and will not promote its employees, nor will it recruit any senior managers, or change the present labor contracts to increase the salaries of the employees, nor will it sign any new labor contracts to increase the number of employees, and will consult Party A when such a need arising.

14.  Except for the adverse incidents, circumstances, information or data disclosed to Party A in this agreement and related documents, there are no other incidents, circumstances, information or data existed which is adverse to or possibly adverse to Party A.

Article 8  The Disclosure Obligation of the Transferor

Party B and Party C have fulfilled their disclosure obligations in accordance with the following agreement, and it is on the basis of the trust on the disclosure by the parties that Party A has made the arrangements to carry out the M&A under this agreement:

1.  Disclosure Principles:

  1.1 It is the obligations of Party B and Party C to make necessary disclosure to Party A, especially those incidents, circumstances, information and data, which will possibly have adverse effects on Party A or on the target company, should be disclosed honestly and comprehensively;

  1.2  Party B and Party C should not conceal or omit those incidents, circumstances, information and data that should be disclosed, otherwise they should be regarded as having not been disclosed;

  1.3 The duration for disclosure of the incidents, circumstances, information and data starts from the establishment of the target company to February 28, 2010;

  1.4  From the closing date for the valuation of the M&A to the transfer of management of the target company, should any major events happen during this period , especially those which may have adverse effects on Party A or on the target company, Party B and Party C are obliged to inform Party A in writing of the incidents and relevant situations before the handover is done;

  1.5 Party B and Party C hereby acknowledge that should their representations violate their disclosure obligations prescribed in this article or violate the disclosure obligations pursuant to the principle of fairness, they will make compensation to Party A in accordance with this agreement.

2.  Contents of Disclosure:

The original shareholders hereby acknowledge that the events, circumstances, information and data already disclosed include but not limited to the following items, and there are no concealment, omission or misleading and Party B and Party C guarantee that their disclosures are true and reliable;

  2.1 Contract: the target company has disclosed to Party A all the contracts, agreements, deeds or documents of the same nature that have already in effect yet not performed or not fully performed;

  2.2  Debts：as for various debts due up to the closing date for the valuation of the M&A, the target company has already listed all of them and submitted them to Party A, whether or not they are listed on the financial accounts of the target company, no matter they are monetary or in the form of services or material objects as the payment, including taxes in default and accounts payable to the shareholders, and the discounts, rebates and incentives payable to the dealers or clients in accordance with the sales agreement or relevant sales policies of the target company. They have disclosed to Party A all the possible debts so that the target company would not suffer contingent liabilities;

  2.3  Whether or not the civil liabilities are intentionally caused or resulted from the negligence of the target company or its employees, no matter the contents, methods, duration or quantity for shouldering the liabilities are specified or not, as long as the acts or events causing the liabilities have occurred, whereas the liabilities are not effectively lifted, all the civil liabilities that the target companies are to assume have been disclosed to Party A;

  2.4  Penalties: whether or not they are intentional or resulted from negligence of the target company or its employees, as long as the acts or events causing administrative penalties have occurred, no matter the authorities have filed a case or have issued a penalty decision, all have been disclosed to Party A;

  2.5  Litigation or Arbitration: no matter the target company is the plaintiff, defendant or c-defendant (claimant or respondent) or the third person, Party A has been fully informed so long as the relevant cases have been filed but not legally or effectively closed;

  2.6  Other Rights: Party A has been fully informed, whether the target company acts actively or passively, as long as obligations exist in mortgage, pledge, lien, pledge of right, guarantee for others, property sealing up, distrainning or freezing, or providing assistance and such obligations are not lifted;

  2.7 Employees and Labor Contracts: all have been disclosed to Party A concerning the total number of the employees and relevant treatment, labor contracts, salaries, payment for social security of the employees, name list of the special employees with work-related injuries, those on sick leave or on leave without pay, and concerning the burdens of the target company.
  2.8 The assets, liabilities and financial statements have been provided to Pan-China CPA Co., Ltd., an audit report has thereof been made, and has been disclosed to Party A;

  2.9  In addition to those mentioned above, Party A has been informed of other events, circumstances, information and data that Party B and Party C should disclose according to the principles of disclosure.

Article 9  The Compensation Liabilities of the Target Company for its Contingent Liabilities (Here is an excerpted translation)

Article 10  Employees and Restraint of Trade (Here is an excerpted translation)

Article 11 Covenants of Not to Compete

All parties agree that the approaches taken in this M&A mainly depend on the trade advantages and relations with target clients of Party B and Party C, as well as on the trust and confidence that after the signing of the agreement Party B will continue to serve in the target company.

Both Party B and Party C promise that 5 years after signing the agreement, neither of them will in any way conduct any business operations that may constitute competitions against Party A or the target company, including but not limited to the ways of through labor , service, contract, investment, self-development or in other ways.

Party B agrees that 10 days after the signing of the agreement, he will sign a new labor contract with the target company for a service period of not less than 5 years. Party A agrees that the target company will continue to hire Party B as general manager, whose payment being no lower than that of the same level position of Party A.

Article 12  End and Termination of the M&A

1. It is acknowledged by all parties that the end of the M&A should include the fulfillment of the following integral parts of work and be subject to the written confirmation of the appropriate parties:

  1.1 Party A shall complete the equity transfer of the target company with Party B and Party C, and pay off to them the equity transfer proceeds RMB ￥13,064,500;

  l.2 Party B and Pansoft Company shall complete as agreed the delivery of “Stocks in exchange for equal value of assets”, and Pansoft Company complete the delivery to Party C of the agreed amount of its stocks (exclude the situations when the conditions for the issuance of stocks are not satisfied)

  1.3 Party A shall complete the transfer of management of the target company with Party B and Party C;

  1.4  Party A will sign with Party B a labor contract for a service period of 5 years.

It is understood by all parties that, the failure in the performance of any of the aforesaid items will lead to the failure to realize the purpose of the contract under this agreement.

2. It is confirmed by all parties that if force majeure, major assets loss should occur or there should be any major legal obstacles or other issues which are impossible to tackle with the efforts of all parties (including, in particular, that the board of directors of Pansoft Company has not approved the resolution to issue stocks in the way agreed above), consequently all the parties fail to complete all the contents of the aforesaid M&A within agreed period of time, Party A is entitled to unilaterally inform Party B and Party C in writing of the termination of the M&A, hereby the assets of all parties shall resume the status quos, neither party shall assume legal liabilities, and each shall by themselves enjoy the benefits or bear the costs and losses occurred thereupon.

Article 13  Confidentiality

  1. The trade secrets of the other party obtained during the negotiation and consultation, whether they are obtained by the disclosure or by investigation, without the consent of the owner, shall not be disclosed in any way or to any other person under this agreement; as for the intermediate institutions hired for the M&A, confidential agreements should be signed before necessary disclosure could be made.

  2. Since the parent company owned by Party A is listed in U.S. Nasdaq stocks Market, according to the disclosure rules, no one should disclose the contents of this agreement or the items of transaction under this agreement before the formal disclosure is done.

Article 14  The Burden of Taxes and Fees

In order to sign this agreement and complete the statutory procedures for the M&A, intermediate institutions will be employed and relevant fees will be resulted thereupon, for which Party A shall pay for the ones it hires, Party B and Party C will pay those they employ; however, for the various taxes resulted in the course of the transaction, they should be borne by the parties with the obligations. Should one party be obliged to pay withholding taxes for the other party pursuant to relevant prescriptions of the tax law, such withholding taxes will thereby be paid according to the law.

Article 15  Liabilities over Breach of Contract

After the signing of this agreement, all parties shall actively and comprehensively perform the obligations of the contract, and in case of the breach of contract by one party, it shall be held liable for the party (parties) keeping the contract.

  1. On the Liabilities of Breach of Contract.

The liabilities of breach of contract prescribed in this article is independent of the compensation liabilities that Party B and Party C shall burden as agreed upon due to the contingent liabilities of the target company; and the losses suffered by Party A agreed upon in this agreement shall include the amount of indirect loss in the interests of Party A resulted from the loss of the target company.

  2. Should Party B and Party C fail to fulfill relevant obligations to Pansoft Company as agreed, they should be held responsible for the breach of contract; should Pansoft Company fail to perform relevant obligations to Party B, Party A shall be held liable for the breach of contract.

  3. The liabilities of Party B and Party C for the Breach of Contract

   3.1 Should Party B and Party C violate one or several items prescribed in the commitments and guarantees of article 7 and thus leading to the invalidity of the transactions under this agreement, or causing other damages to Party A, they should compensate all the losses Party A suffers thereof.

   3.2  Should Party B and Party C violate one or several items prescribed in the disclosure obligations agreed upon in article 8 and thus cause damages to Party A, they shall compensate Party A the losses suffered thereof, unless otherwise agreed.

   3.3  Should Party B and Party C violate what has been agreed upon in articles 5 and 6 of this agreement, they shall compensate all the losses Party A suffers thereof.

   3.4  Should Party B and Party C violate the agreement in article 11, that is, fail to perform the agreed obligations of “not to compete”, including that Party B and Party C run a competing business against Party A or against the target company within 5 years of the signing of this agreement, or that Party B fails to work in the target company for a period of 5 years, Party B and Party C shall assume proportionally the liabilities of breach of contract according to the period of breach;

   3.5  Should Party B and Party C violate other articles of this agreement and thereby cause any damages to Party A, they shall make compensations fairly and reasonably;

   3.6  Party B and Party C shall assume unlimited joint and several liabilities for the breach liabilities under this agreement.

4. The Liabilities for Breach of Contract of Party A

   4.1  Should Party A fail to make payment in accordance with the agreement, the liquidated damages shall be calculated by doubling the bank lending rate over the same period for the delay in payment;

   4.2  After Pansoft Company has made the resolution to issue stocks to Party B, in case it failed to issue the stocks in accordance with the agreed date, Party A shall compensate the liquidated damages by doubling the bank lending rate over the same period for the delay in payment;

5. Should one party break the contract, the other party may remind it in writing, and is entitled to terminate the agreement in writing 20 days after the written notice if no correction measures are taken.

Article 16  Applicable Laws

1. The signing, coming into effect, interpretation, execution and settlement of dispute shall apply the laws of China; however, where there are explicit provisions in the agreement, such provisions shall prevail if they do not violate Chinese laws.

2. As for issues concerning the assets and statutory accounts where there are no provisions in this agreement, both parties may negotiate for solutions pursuant to Chinese financial accounting rules.

Article 17  Settlement of Disputes

1. In the course of the signing and execution of the agreement, should any differences or disputes occur between the two parties, they should abide by the principles of the agreement, and settle the problems through amicable negotiations on the basis of fairness and good faith.

2. However, if their negotiations fail to reach any settlement or if one party is unwilling to negotiate, the aforesaid prescriptions do not preclude the right of either party to initiate arbitration to the following arbitration institutions.

3. Should any party apply for arbitration, it should submit it to Jinan Arbitration Commission for a decision made according to the rules of the Commission. The arbitration board will be composed of three arbitrators, of whom one will be chosen by each party, and one will be appointed by the board. The arbitration is final and is binding unconditionally to all parties. During the arbitration, the performance of undisputed items is not affected.

Article 18  Force Majeure

Due to force majeure incidents such as earthquake, typhoon, flood, fire, war or other events which is unforeseeable, the occurrence and consequences of which are insurmountable and inevitable, and the performance of the agreement is thus rendered impossible or impossible to complete as agreed,  one party shall inform the other party of the force majeure as soon as possible, and send to the other party evidence of the incident in detail which is confirmed by local public notary within 15 days of the occurrence. Both parties shall consult to decide whether to cancel the agreement or to delay the performance pursuant to the extent that the agreement is affected by the incident.

Article 19  Other Agreements

This is a framework agreement for the equity acquisition by Party A, all legal documents signed for the purpose of the M&A, including equity transfer agreement, articles of association and other documents for the alteration of industrial and commercial registration, shall be based on this agreement and no violation is permitted thereof.

Article 20  Notices

The notice of one party to the other party shall be made formally in writing, yet in special circumstances it can also be made in fax, which is subsequently subject to the confirmation of formal written documents.

1. All the persons issuing and receiving the notice in Party A are:
(Here is an excerpted translation)

2.  The person issuing and receiving the notice in Party B is:
Company: Beijing ITLamp Technological Co. Ltd.
Name: Xu Yanming
(Here is an excerpted translation)

Article 21  Signing and Validation

An effective signing of the agreement refers to the signing and sealing of the agreement by the legal representatives (or authorized agents) of both parties, and the agreement will come into effect after the effective signing.

Article 22  Supplementary Provisions

1. This agreement is made in Chinese in    copies, all are equally and legally authentic. Party A will hold 2 copies, Party B   , Party C     .
2. This agreement is signed in Jinan, China, on       .

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Party A: Pansoft (Jinan) Co. Ltd.
Legal Representative:
Agent by Mandate:

Party B:

Party C: